June 24, 1999                           Bettis C. Rainsford
Greenville, South Carolina                   (803) 637-5304




      Delta Woodside Industries, Inc. (NYSE-DLW) announced today that it has terminated the process of attempting to sell its
Delta Mills Marketing Company division in line with its previously-announced plan because it has not received any satisfactory offer for the business.

      The Delta Woodside Board will continue to explore other strategies to enhance shareholder value, including: (1) the purchase of the Company's Delta Apparel and Duck Head divisions by the Company's wholly-owned subsidiary, Delta Mills, Inc., or
(2) a spin-off/recapitalization in which the apparel divisions would be spun-off to the Company's shareholders as separate public companies, and substantial cash would be paid out to shareholders from new borrowings by the remaining Company.

      Under the purchase of the Company's Delta Apparel and Duck Head divisions by the Company's wholly-owned subsidiary, Delta Mills, Inc., the Company would be provided with substantial cash to make acquisitions of Company shares or other businesses, or for other purposes.

      Under the spin-off/recapitalization, shareholders of Delta Woodside would receive, for their shares of Delta Woodside, shares of each of the new spun-off apparel companies, cash estimated to be in the range of $4.00 per share, and stock in the remaining Delta Woodside. Also, additional shares of the remaining Delta Woodside (representing more than 20% of the then outstanding shares of the remaining Delta Woodside) would be sold to members of management of the Delta Mills Marketing Company division. Consummation of the spin-off/recapitalization transaction would be conditioned upon receiving a favorable vote of the Delta Woodside shareholders. The Company expects that, for federal income tax purposes, the spin-off/recapitalization transaction would be treated as a redemption of stock and the receipt of the shares of the apparel companies and the cash would be taxable to the Delta Woodside shareholders as capital gain.

     Delta Woodside Industries, Inc. headquartered in Greenville, South Carolina, manufactures and sells a wide variety of textile and apparel products. The Company, which employs about 5,600 people, operates 16 plants and 26 garment outlet stores. These facilities are located in 12 states, Costa Rica and Honduras.

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